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                                                                    EXHIBIT 99.1


                         FIRST FEDERAL BANCSHARES, INC.

                              FOR IMMEDIATE RELEASE
                                OCTOBER 26, 2005

Contact:
James J. Stebor, President and CEO
Phone: (309) 776-3225

                    FIRST FEDERAL BANCSHARES, INC. ANNOUNCES
                              3RD QUARTER EARNINGS


Colchester, Illinois - October 26, 2005 - (NASDAQ - FFBI) - First Federal Bancshares, Inc., the holding company for First Federal Bank, announced net income of $142,000 or $.13 per share for the quarter ended September 30, 2005 compared to $460,000 or $.39 per share for the quarter ended September 30, 2004. Diluted earnings per share were $.12 and $.37 per share for both periods, respectively. Net income for the nine months ended September 30, 2005 was $716,000 or $.62 per share, compared to $1.3 million or $.88 per share for the nine months ended September 30, 2004. The decrease in net income was primarily a result of a decrease in net interest income and noninterest income, and an increase in the provision for loan losses and noninterest expense, offset by a decrease in the provision for income taxes.

Net interest income for the quarter ended September 30, 2005 totaled $1.9 million compared to $2.0 million for the prior year quarter. Decreases occurred in the net interest spread and the net interest margin from 2.58% and 2.71%, respectively, for the quarter ended September 30, 2004 to 2.17% and 2.31%, respectively, for the quarter ended September 30, 2005. The decrease in the spread and margin was due to increases in both volume and rate of interest-bearing liabilities. The increase in the cost of funds exceeded the increase in the yield on interest-earning assets as interest-bearing liabilities repriced upward more quickly than interest-earning assets in reaction to the increasing short-term interest rate environment and flat yield curve. In addition, the ratio of interest-earning assets to interest-bearing liabilities decreased from 106.20% for the quarter ended September 30, 2004 to 105.18% for the quarter ended September 30, 2005.

The provision for loan losses was $143,000 for the quarter ended September 30, 2005 compared to zero for the same period in 2004 primarily due to allocations for loan growth of $23.1 million in loan originations and purchases during the current period. Management considered the allowance for loan losses to be adequate during both periods.

Noninterest income was $267,000 for the three-month period ended September 30, 2005 compared to $422,000 for the same period in 2004. The decrease in noninterest income was primarily a result of a $199,000 decrease in net gains on the sale of securities, and an increase of $45,000 in other fee income due to the implementation of an overdraft protection program.

Noninterest expense was $1.8 million for the quarter ended September 30, 2005 compared to $1.7 million for the same prior year period. Compensation and benefits expense and data processing expense increased $111,000 and $66,000, respectively, compared to the same quarter in 2004. These increases were offset by a $35,000 decrease in other non-interest expense and slight decreases in advertising and professional fees.

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The Company's income tax expense decreased $272,000 to $77,000 for the quarter ended September 30, 2005 compared to $349,000 during the same period in 2004. Income tax expense was approximately 35% and 43% of pretax income for the quarter ended September 2005 and 2004, respectively. The decrease in the effective tax rate is primarily due to the filing of a consolidated tax return during the current period, thereby allowing the Company to utilize and record the tax benefits not recorded in the prior comparative period.

Total assets were $335.4 million at September 30, 2005 and $312.5 million at December 31, 2004. During the nine months ended September 30, 2005, cash and cash equivalents decreased $1.2 million to $13.2 million and securities available-for-sale decreased $13.9 million to $139.8 million. Loans receivable increased $36.8 million primarily due to increases of $33.1 million in loans originated, $17.8 million in purchased 1-4 family loans, $12.8 million in purchased commercial real estate participation loans, and $8.8 million in commercial loans, net of repayment of principal. These purchases are part of the Company's strategy to increase income through an increase in interest-earning assets, in particular loans receivable. Management feels the asset growth needed in loans receivable can be accomplished through purchasing loans to augment local residential and commercial production. Any future purchases will be dependent upon the Company's local lending production and pricing levels.

Total liabilities increased to $313.3 million at September 30, 2005 from $288.4 million at December 31, 2004. The increase in total liabilities primarily reflects an increase in deposits of $13.9 million and an increase in Federal Home Loan Bank advances of $10.8 million, which were both used to fund growth in the loan portfolio.

Shareholders' equity at September 30, 2005 was $22.1 million compared to $24.1 million at December 31, 2004, a decrease of $2.0 million. The decrease in equity primarily reflects the repurchase of 75,050 shares totaling approximately $1.9 million, and a decrease in the fair value of securities available-for-sale, net of tax of $1.1 million offset by net income of $716,000. Other items affecting equity include ESOP and stock awards earned, dividends paid, and options exercised.

First Federal Bancshares, Inc. is headquartered in Colchester, Illinois with four additional full-service west-central Illinois branches located in Quincy
(2), Macomb, and Bushnell, and three additional full-service northeastern Missouri branches located in Palmyra, Canton, and Kahoka. Financial highlights of the Company are attached.

Statements contained in this news release that are not historical facts may constitute forward-looking statements (within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended), which involve significant risks and uncertainties. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and is including this statement for purposes of invoking these safe harbor provisions. The Company's ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on the operations and future prospects of the Company and the subsidiaries include, but are not limited to, changes in interest rates, general economic conditions, legislative/regulatory changes, monetary and fiscal policies of the U.S. Government, including the U.S. treasury and the Federal Reserve Board, the quality or composition of the Company's loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in the Company's market area, the possible short-term dilutive effect of potential acquisitions and accounting principles, policies and guidelines. These risks and uncertainties should be considered in evaluating forward looking statements and undue reliance should not be placed on such statements.


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                         FIRST FEDERAL BANCSHARES, INC.
                         SELECTED FINANCIAL INFORMATION
                                   (UNAUDITED)


                                                      SEPTEMBER 30,             DECEMBER 31,
                                                         2005                      2004
                                                         ----                      ----
                                                                   (In thousands)
SELECTED FINANCIAL CONDITION DATA
---------------------------------
Total assets                                           $  335,401               $  312,487
Cash and cash equivalents                                  13,195                   14,387
Loans receivable, net                                     173,155                  136,331
Securities available for sale, at fair value              139,770                  153,622
Deposits                                                  287,638                  273,711
Federal Home Loan Bank advances                            17,226                    6,450
Subordinated debentures                                     7,217                    7,217
Shareholders' equity                                       22,058                   24,124



                                                   THREE MONTHS ENDED                  NINE MONTHS ENDED
                                                      SEPTEMBER 30,                      SEPTEMBER 30,
                                                 2005              2004             2005              2004
                                                 ----              ----             ----              ----

                                                           (In thousands, except per share data)
SELECTED OPERATIONS DATA
------------------------
Total interest income                          $  4,049          $  3,592         $ 11,541         $  10,793
Total interest expense                            2,169             1,546            5,840             4,496
                                               --------          --------         --------         ---------
Net interest income                               1,880             2,046            5,701             6,297
Provision for loan losses                           143                 -              258                 -
                                               --------          --------         --------         ---------
Net interest income after provision
   for loan losses                                1,737             2,046            5,443             6,297
Noninterest income                                  267               422              971             1,178
Noninterest expense                               1,785             1,659            5,302             5,197
                                               --------          --------         --------         ---------
Income before taxes                                 219               809            1,112             2,278
Provision for income taxes                           77               349              396             1,002
                                               --------          --------         --------         ---------
Net income                                     $    142          $    460         $    716         $   1,276
                                               ========          ========         ========         =========

Earnings per share
   Basic                                       $    .13               .39              .62               .88
   Diluted                                          .12               .37              .59               .82

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                                                   THREE MONTHS ENDED                  NINE MONTHS ENDED
                                                      SEPTEMBER 30,                      SEPTEMBER 30,
SELECTED FINANCIAL RATIOS (1)                    2005             2004              2005              2004
-----------------------------                    ----             ----              ----              ----
Return on average assets                          .17%             .60%              .29%             .53%
Return on average equity                         2.53             8.28              4.17             5.26
Average equity to average assets                 6.75             7.18              7.07            10.12
Interest rate spread during the period           2.17             2.58              2.26             2.53
Net interest margin                              2.31             2.71              2.40             2.70
General and administrative expenses
   to average assets (2)                         2.15             2.15              2.18             2.17
Efficiency ratio (3)                            82.85            72.89             82.20            75.33



                                                          AS OF                               AS OF
                                                    SEPTEMBER 30, 2005                 SEPTEMBER 30, 2004
                                                    ------------------                 ------------------
Non-performing assets to total assets                         .52%                               .52%

Book value per share (4)                             $      19.10                       $      19.60

Number of shares outstanding for book value
 computation                                            1,154,799                           1,209,246

(1) All applicable quarterly ratios reflect annualized figures.
(2) Represents noninterest expense divided by average total assets.
(3) Represents noninterest expense divided by net interest income plus noninterest income.
(4) Represents total equity divided by actual number of shares outstanding which is exclusive of treasury stock and unearned ESOP shares.